Exhibit 99.1

ZOLL Medical Corporation Announces Annual Results

Record Fourth Quarter Revenues

CHELMSFORD, Mass.--(BUSINESS WIRE)--November 10, 2009--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that fiscal 2009 revenues were $385.2 million, compared to fiscal 2008 revenues of $398.0 million, a decline of 3%. Revenue results reflected a negative foreign exchange impact of nearly $12 million compared to fiscal 2008. The results include approximately $6.9 million of revenue derived from our new Temperature Management business, whose assets were acquired from Alsius Corporation in May 2009. Net income for the year was $9.6 million, compared to $23.4 million in the prior year. Diluted earnings per share were $0.45, compared to $1.10 in the prior year. Backlog at the end of the year was approximately $19.7 million, as compared to $7.9 million at the end of the prior fiscal year and $9.8 million at the end of Q3 2009.

Annual sales to the North American market decreased 5% to $287.6 million, compared to $301.4 million for the prior year. Sales to the North American hospital market decreased 20% to $93.3 million, compared to $117.1 million last year. Excluding U.S. Military sales, North American hospital sales decreased 25% from $90.9 million to $68.6 million. U.S. Military sales were $24.7 million, compared to $26.2 million in the prior year period. Sales to the North American pre-hospital market increased 6% to $171.2 million, compared to $161.7 million in the prior year. International revenues increased by 1% to $97.6 million, compared to $96.6 million last year. LifeVest® revenues increased 66% to $43.9 million compared to $26.5 million last year. Total AutoPulse® sales decreased 6% to $16.7 million for the year, compared to $17.8 million in the prior year.

Fourth-quarter revenues for fiscal year 2009 increased 2% to $107.9 million, compared to $105.6 million in the fourth quarter of last year. Revenue results reflected a negative foreign exchange impact of approximately $1.4 million compared to the fourth quarter of fiscal 2008. The fourth quarter results include approximately $5 million of revenue derived from our newly acquired Temperature Management business. Net income decreased 62% to $3.4 million, compared to $8.9 million in the prior-year period, and diluted earnings per share decreased 61% to $0.16 per share, compared to $0.41 in the fourth quarter of last year.

Fourth-quarter sales to the North American market decreased 2% to $79.1 million, compared to $81.1 million in the fourth quarter of 2008. Sales to the North American hospital market decreased 3% to $28.9 million, compared to $29.7 million in the fourth quarter of last year. Excluding the U.S. Military, sales to the North American hospital market decreased 16% to $20.0 million, compared to $23.8 million in the prior-year quarter. Sales to the U.S. Military increased to $8.9 million, compared to $5.9 million in the prior year. Sales to the North American pre-hospital market decreased 2% to $44.5 million, compared to $45.6 million for the same period last year. International sales increased by 17% to $28.8 million, compared to $24.5 million in the fourth quarter last year. Total LifeVest revenues increased 59% to $12.9 million as compared to $8.1 million in the prior-year quarter. Total AutoPulse shipments to all markets decreased by 41% to $4.1 million, compared to $7.0 million in the fourth quarter of the prior year.

Gross margin for the fourth quarter was 50%, compared to 55% in the fourth quarter of fiscal 2008. The decrease was attributable to many factors including, but not limited to, reduced factory absorption due to the impact of lower production volumes of core defibrillators, foreign exchange and the mix of foreign sales, the inclusion of the newly acquired Temperature Management business which is in the early stages of ramp up, and higher than normal North American sales incentives and promotions necessary to motivate capital equipment purchases in a climate of economic uncertainty. These factors were partially offset by the favorable impact resulting from an increased mix of sales from the LifeVest product.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “We see our fourth quarter results as a step in the right direction. We saw strong orders in Q4 as evidenced by our significant growth in backlog. Our ending backlog more than doubled compared to a year ago and the pipeline looks better than that of the previous six months. We continue to generate net income and produce positive cash flow from operations in spite of a challenging environment.”

Commenting further on the year, Mr. Packer stated, “While the Hospital and EMS environments are challenging for us, we did see sequential growth in both businesses. We continued to experience softness in the public access AED market, where we saw a modest sequential decline versus Q3. The military business was strong as we completed one contingency contract with the U.S. government and started a new one at the start of fiscal 2010.” Mr. Packer continued, “International made good progress in spite of the negative impact of foreign exchange rates we experienced over this past year.”

With respect to specific products, Mr. Packer noted, “The LifeVest product performed very well again this quarter as we invest heavily in this product. Revenue growth for the year exceeded 65% and we brought our total number of LifeVest sales representatives to 89 by the end of the fiscal year.” Mr. Packer added, “Our newly acquired Temperature Management business performed very well in its first full quarter as revenues ramp up. Although our gross margins are below corporate average, we expect to see them improve significantly as our business grows. We added four salespeople during Q4 and are now up to a total of eight salespeople in North America. We are extremely excited about the future of this technology.”

With respect to the AutoPulse, Mr. Packer observed, “We clearly took it on the chin in Q4 as compared to last year’s Q4, squarely related to the capital equipment spending constraints. Results were consistent with Q3 so at least we held steady. Finally with respect to new products, we began International shipment of our new Welch Allyn AED10 which we believe will help broaden our penetration in this marketplace.”

In conclusion Mr. Packer stated, “While 2009 was a challenging year for us in the capital equipment portion of the business, we did make progress. Our 2010 plan is unchanged as we continue to invest in our growth engines including LifeVest, Temperature Management, and the AutoPulse. We believe our core hospital business will rebound, particularly in the back half of 2010, as economic conditions improve. Additionally, based on current foreign exchange rates, we will not face the same headwind in 2010 that we faced in 2009. Overall, our resuscitation product portfolio continues to strengthen, positioning us to improve profitability as the economic recovery continues and we move through 2010.”

ZOLL will host a conference call on Wednesday, November 11, 2009 at 10:30 a.m. EST to discuss its fourth quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company for the past three years, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Quarterly Report on Form 10-Q filed with the SEC on August 7, 2009. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2009 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	September 27, 2009	September 28, 2008
ASSETS
Current assets:
Cash and cash equivalents	$51,061	$36,675
Short-term investments	7,583	32,597
Accounts receivable, net	80,535	84,423
Inventory	69,700	61,023
Prepaid expenses and other current assets	17,618	12,313
Total current assets	226,497	227,031
Property and equipment, net	40,640	33,954
Other assets, net	100,364	85,035
	$367,501	$346,020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$20,036	$17,539
Accrued expenses and other liabilities	66,907	60,623
Total liabilities	86,943	78,162
Total stockholders’ equity	280,558	267,858
	$367,501	$346,020

ZOLL MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Net sales	$107,868	$105,599	$385,185	$398,018
Cost of goods sold	54,300	47,318	187,840	187,330
Gross profit	53,568	58,281	197,345	210,688
Expenses:
Selling and marketing	30,562	29,562	113,891	111,835
General and administrative	8,724	7,117	32,366	30,681
Research and development	10,626	7,576	39,474	32,398
Total expenses	49,912	44,255	185,731	174,914
Income from operations	3,656	14,026	11,614	35,774
Other income (expense)	1,066	(1,288)	1,768	(258)
Income before taxes	4,722	12,738	13,382	35,516
Tax expense	1,324	3,875	3,818	12,075
Net income	$3,398	$8,863	$9,564	$23,441
Earnings per share:
Basic	$0.16	$0.42	$0.45	$1.12
Diluted	$0.16	$0.41	$0.45	$1.10
Weighted average common shares:
Basic	21,090	21,038	21,078	20,862
Diluted	21,264	21,611	21,217	21,304

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer